Exhibit 10.1

DESCRIPTION OF DIRECTOR COMPENSATION

Our non-employee director compensation program consists of both a cash component and an equity component. Non-employee directors are also able to elect to receive their annual base retainers in equity, as further described below. We do not compensate members of the Board of Directors or committees on a per-meeting basis.

Annual Retainers

Our non-employee directors received annual base retainers in the amounts set forth below.

Base Retainer	Board of Directors Chair	$85,000
	Other directors	$50,000
Committee Chair Retainer	Audit Committee	$25,000
	Compliance Committee	$15,000
	Compensation and Talent Committee	$20,000
	Nominating and Governance Committee	$10,000
	Science and Technology Committee	$25,000
Committee Member Retainer	Audit Committee	$12,500
	Compliance Committee	$7,500
	Compensation and Talent Committee	$10,000
	Nominating and Governance Committee	$5,000
	Science and Technology Committee	$7,500

We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with service on our Board of Directors.

Election to Receive Retainers in Cash or Equity

Each non-employee director may make an annual election to receive his or her annual base retainer (but not committee retainers) either wholly in cash or to receive either 50% or 100% of that retainer in fully vested shares of Common Stock under our 2004 Equity Incentive Plan (“2004 EIP”) of equal value. Non-employee directors electing to receive 50% or 100% of their annual base retainer in fully vested Common Stock will receive such shares on the first business day of each calendar quarter for which the election is in effect.

Initial and Annual Equity Grants to Non-Employee Directors

Non-employee directors receive grants of stock awards under the 2004 EIP. Non-employee directors receive an initial equity grant of on joining the Board of Directors in the amount of $700,000, comprised of restricted stock units (“RSUs”) with a grant date value of $350,000 (based on the closing stock price on the Nasdaq exchange on the date of the grant) and stock options with a black sholes option pricing model value of $350,000 (based on the closing stock price on the Nasdaq exchange on the date of the grant). Continuing directors receive an annual equity grant in the amount of $440,000, comprised of RSUs with a grant date value of $220,000 (based on the closing stock price on the Nasdaq exchange on the date of the grant) and stock options with a black sholes option pricing model value of $220,000 (based on the closing stock price on the Nasdaq exchange on the date of the grant). Generally, an initial option grant to a director vests monthly over three years. The annual option grants to continuing directors vest monthly over one year, provided, however, that if our Annual Meeting of Stockholders immediately subsequent to the date of the grant (the “Subsequent Annual Meeting”) occurs prior in time to the full vesting of the stock options, all unvested stock options will be subject to accelerated vesting at the opening of the Subsequent Annual Meeting. The annual RSU grants to continuing directors are subject to 100% cliff vesting on the earlier of (x) the one-year anniversary of the RSU grant and (y) the opening of the Subsequent Annual Meeting. Our Board of Directors continues to have discretion to grant options to new and continuing non-employee directors. The exercise period for stock options applicable to non-employee directors that resign from, or otherwise cease to be a member of, the Board of Directors is a function of the departing non-employee director’s tenure at the time of his or her resignation or other departure from the Board of Directors, as follows: for non-executive directors with less than 5-years tenure, the stock options will expire on the earlier of the 1-year anniversary of the effectiveness of the resignation or other cessation of being a member of our Board of Directors and 10-years from the date of the grant of the relevant stock options, for non-executive directors with at least 5-years but no more than 10-years tenure, the stock options will expire on the earlier of 2-year anniversary of the effectiveness of the resignation or other cessation of being a member of our Board of Directors and 10-years from the date of the grant of the relevant stock options, and for non-executive directors with greater than 10-years tenure, the stock options will expire on the earlier of 3-year anniversary of the effectiveness of the resignation or other cessation of being a member of our Board of Directors and 10-years from the date of the grant of the relevant stock options.